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Exhibit 4.1


NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED ("TRANSFERRED") IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. IN THE ABSENCE OF SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE TRANSFERRED (OTHER THAN TO AN AFFILIATE OR MEMBER OF THE HOLDER HEREOF FOR NO CONSIDERATION) UNLESS THE COMPANY HAS RECEIVED A WRITTEN OPINION FROM COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSFER IS BEING MADE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

                           CONVERTIBLE PROMISSORY NOTE


$2,500,000                                                       April 7, 2009
                                                              New York, New York


                                                                        No. CN-1

         FOR VALUE RECEIVED, Ivivi Technologies, Inc., a New Jersey corporation (the "COMPANY"), hereby promises to pay to the order of Emigrant Capital Corp. (the "HOLDER"), in lawful money of the United States of America and in immediately available funds, TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), or, if less, the unpaid principal amount of all Loans made by the Holder pursuant to the Loan Agreement (as defined below), together with accrued and unpaid interest on the unpaid principal balance of this Note from time to time outstanding, each due and payable on the dates and in the manner set forth below.

         This Convertible Promissory Note (this "NOTE") is the Note referred to in, and is executed and delivered in connection with, that certain Loan Agreement, dated as of April 7, 2009 (as the same may from time to time be amended, modified or supplemented or restated, the "LOAN AGREEMENT"). Additional rights of the Holder are set forth in the other Loan Documents. Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan Agreement.

         1. PRINCIPAL REPAYMENT. Unless this Note has been converted in accordance with the terms of SECTION 4 below, and subject to acceleration as provided herein and in the other Loan Documents, the outstanding principal amount of this Note and all unpaid accrued interest shall be fully due and payable in cash on the Maturity Date.

         2. INTEREST RATE. The outstanding principal amount of this Note shall bear interest accruing daily at a rate equal to twelve (12%) percent per annum from (and including) the date hereof to (and excluding) the date on which the entire principal amount of this Note is paid in full, regardless of the

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commencement of any bankruptcy or insolvency proceedings against the Company;
PROVIDED, HOWEVER, that the outstanding principal amount of this Note shall bear interest during the continuance of any Default accruing daily at a rate equal to the lesser of (i) eighteen (18%) percent per annum and (ii) the maximum rate permitted by law. All accrued and unpaid interest hereunder shall be due and payable on the Maturity Date. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         3. PLACE OF PAYMENT. All amounts payable hereunder shall be payable at the office of the Holder, unless another place of payment shall be specified in writing by the Holder.

         4. CONVERSION.

                  4.1 DEFINITIONS. As used herein, the following terms shall have the following meanings:


                           (a) "ADDITIONAL SHARES OF COMMON STOCK" shall mean
                  all shares of Common Stock issued (or deemed to be issued pursuant to SECTION 4.4(G)) by the Company after the Closing Date, other than Permitted Securities.

                           (b) "COMMON STOCK CONVERSION PRICE" shall mean, as of
                  any date of determination, the Initial Common Stock Conversion Price as adjusted pursuant to SECTION 4.4 through such date of determination.

                           (c) "COMMON STOCK EQUIVALENTS" shall mean any stock
                  or security convertible into or exchangeable for Common Stock and any right, warrant or option to acquire Common Stock or any such convertible or exchangeable security.

                           (d) "CONVERSION AMOUNT" shall mean, as of any
                  Conversion Date, an amount equal to the aggregate outstanding principal balance of this Note as of such Conversion Date, together with all accrued and unpaid interest thereon through the Conversion Date.

                           (e) "CONVERSION DATE" shall mean the date on which
                  this Note is converted into shares of Qualified Financing Conversion Stock or shares of Common Stock which, for avoidance of doubt, shall be the Qualified Financing Conversion Date, the Maturity Date Conversion Date, the Event of Default Conversion Date or the Sale Event Conversion Date, as applicable.

                           (f) "CONVERTIBLE SECURITIES" shall mean any evidences
                  of indebtedness, shares or other securities directly or indirectly convertible or exercisable into or exchangeable for Common Stock, but excluding Options.

                           (g) "EQUITY FINANCING" shall mean any issuance and
                  sale for cash of Common Stock or Common Stock Equivalents by the Company occurring after the date hereof.



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                           (h) "INITIAL COMMON STOCK CONVERSION PRICE" shall
                  mean an amount equal to $0.23 per share of Common Stock.

                           (i) "MATURITY DATE" shall mean July 31, 2009;
                  PROVIDED, HOWEVER, that if, at the Maturity Date, the Company has at least $1,000,000 in unrestricted cash and cash equivalents on hand (as determined in accordance with GAAP), then the Company may, in its sole discretion, extend the Maturity Date until August 30, 2009 upon delivery of written notice of such extension to the Holder on the initial Maturity Date.

                           (j) "OPTIONS" shall mean rights, options or warrants
                  to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                           (k) "PERMITTED SECURITIES" shall mean (i) this Note
                  and the Warrant issued pursuant to the Loan Agreement, (ii) the Qualified Financing Conversion Stock issued in connection with the Qualified Financing, (iii) the shares of Qualified Financing Conversion Stock or Common Stock issuable upon the conversion of this Note or the exercise of the Warrant, (iv) shares of Common Stock issued upon exercise of Options or Convertible Securities outstanding as of the Closing Date, and
                  (v) shares of Common Stock and Convertible Securities and Options issued after the Closing Date pursuant to the Ivivi Technologies, Inc. 2009 Equity Incentive Plan; PROVIDED that the aggregate number of shares of Common Stock (calculated on an as converted into Common Stock basis) that qualify as "Permitted Securities" pursuant to this CLAUSE (V) that are at any one time outstanding shall not exceed 3,750,000 (as appropriately adjusted from time to time as a result of a stock split, stock combination or any other similar event affecting the outstanding number of shares of Common Stock).

                           (l) "QUALIFIED FINANCING" shall mean the first Equity
                  Financing (or substantially concurrent Equity Financings) occurring after the Closing Date which results in gross proceeds to the Company in an amount at least equal to $5 million (which, for the avoidance of doubt, shall not include any proceeds arising from the conversion of this Note); PROVIDED, THAT, in order for any such issuance and sale to constitute a "Qualified Financing," the Company must receive gross proceeds from such issuance and sale of at least $3.5 million from one or more Unaffiliated Persons.

                           (m) "QUALIFIED FINANCING CONVERSION PRICE" shall
                  mean, with respect to any series or class of Qualified Financing Conversion Stock, the lowest purchase price per share of such Qualified Financing Conversion Stock actually paid by the purchasers thereof in the applicable Qualified Financing.

                           (n) "QUALIFIED FINANCING CONVERSION STOCK" shall
                  mean, with respect to a Qualified Financing, the identical class and series of capital stock of the Company issued and sold in such Qualified Financing.


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                           (o) "SALE EVENT" shall mean (i) the consolidation or
                  merger of the Company into or with any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Company in a different jurisdiction or one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 51% by voting power of the capital stock of the surviving corporation), (ii) any issuance, sale or transfer (or related issuances, sales or transfers) of shares of capital stock of the Company by the Company or any holder of such shares which results in the holders of capital stock of the Company immediately prior to such issuance, sale or transfer ceasing to continue to hold at least 51% by voting power of the capital stock of the Company following such issuance, sale or transfer), (iii) the sale, lease, abandonment, transfer or other disposition by the Company of all or substantially all its assets or (iv) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Notwithstanding the provisions of CLAUSE (II) of this definition, in no event shall a Qualified Financing be deemed to constitute a Sale Event.

                           (p) "UNAFFILIATED PERSON" shall mean any Person who
                  is not any of (i) a holder of capital stock of the Company as of the Closing Date, (ii) an Affiliate of the Company as of the Closing Date or (iii) an Affiliate of any of the Persons identified in CLAUSE (I) or (II) above; PROVIDED, THAT, notwithstanding the foregoing, the Holder shall be deemed an Unaffiliated Person.

                  4.2 QUALIFIED FINANCING CONVERSION. If the Company consummates a Qualified Financing at any time either (i) prior to the occurrence of the Maturity Date or (ii) on or following the occurrence of the Maturity Date to the extent that, in the case of this CLAUSE (II), the Company shall have not yet repaid the full outstanding principal amount of this Note and all unpaid accrued interest thereon prior to the occurrence of such Qualified Financing, the Holder shall have the right to elect (but shall have no obligation to elect), upon delivery of written notice of such election by the Holder to the Company not later than ten Business Days after the closing of such Qualified Financing, to convert all (but not less than all) of the outstanding principal balance of this Note and all accrued and unpaid interest thereon, without the payment of additional consideration by the Holder, into (x) that number of shares of Qualified Financing Conversion Stock issued and sold in such Qualified Financing equal to a quotient (a) the numerator of which is equal to the Conversion Amount as of the Qualified Financing Conversion Date, and (b) the denominator of which is equal to the Qualified Financing Conversion Price, and (y) in the event any warrants or other property or rights are issued or granted to


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         investors in the Qualified Financing, a proportionate (based upon the
         Conversion Amount actually converted, which shall be deemed to be the amount invested by the Holder in the Qualified Financing) number and amount of such warrants and other property or rights. Any such conversion pursuant to this SECTION 4.2 shall be deemed effective on the closing date of such Qualified Financing (the "QUALIFIED FINANCING CONVERSION DATE"). In the event of such conversion, the Holder shall become a party to the securities purchase agreement (or similar agreement) pursuant to which the investors in the Qualified Financing purchase or are issued the securities issued in such Qualified Financing, and to any related or ancillary agreements, and the Holder shall be entitled to all of the benefits of each such agreement with respect to all of the shares of Qualified Financing Conversion Stock issuable to the Holder upon such conversion and the related property and rights, on the same basis as the other investors that purchase the securities in such Qualified Financing. In the event that any approvals of the stockholders of the Company are required by the Nasdaq Marketplace Rules in connection with the consummation by the Company of any Qualified Financing (including with respect to the issuance of any shares of Qualified Financing Conversion Stock that may become issuable upon conversion of this Note), the Company shall obtain all such required stockholder approvals in order to permit the issuance in full of all shares of Qualified Financing Conversion Stock that may become issuable upon conversion of this Note.

                  4.3 COMMON STOCK CONVERSION.

                           (a) MATURITY DATE CONVERSION. If the Company does not
                  consummate a Qualified Financing on or prior to the Maturity Date, then, at any time on or following the occurrence of the Maturity Date (including at any time on or after the occurrence of a Qualified Financing following the Maturity
                  Date), unless the Company shall have repaid the full outstanding principal amount of this Note and all unpaid accrued interest thereon, the Holder shall have the right to elect (but shall have no obligation to elect), upon delivery of written notice of such election by the Holder to the Company (which, in the case of a conversion of the Note on the Maturity Date, shall be delivered by the Holder at least one day prior to the Maturity Date), to convert all (but not less than all) of the outstanding principal balance of the Note, and all accrued and unpaid interest thereon, without the payment of additional consideration by the Holder, into that number of shares of Common Stock, equal to a quotient (i) the numerator of which is equal to the Conversion Amount as of the Conversion Date, and (ii) the denominator of which is equal to the Common Stock Conversion Price as in effect as of the Conversion Date. Any such conversion pursuant to this CLAUSE
                  (A) shall be deemed effective (x) with respect to any conversion on the Maturity Date, on the Maturity Date to the extent that the Holder shall have delivered written notice of such conversion to the Company pursuant to this CLAUSE (A) at least one day prior to the Maturity Date, and (y) with respect to any conversion following the Maturity Date, on the date that the Holder shall deliver written notice of such conversion to the Company pursuant to this CLAUSE (A) (the "MATURITY DATE CONVERSION DATE").

                           (b) EVENT OF DEFAULT CONVERSION. At any time
                  following the occurrence and during the continuation of an Event of Default (other than an Event of Default arising from a Sale Event which would permit the conversion of this Note under CLAUSE (C) below), unless the Holder shall have delivered an Acceleration Notice to the Company pursuant to
                  Section 9.2(b) of the Loan Agreement, the Holder shall have


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                  the right to elect (but shall have no obligation to elect), upon delivery of written notice of such election by the Holder to the Company at any time while such an Event of Default exists, to convert all (but not less than all) of the outstanding principal balance of the Note, and all accrued and unpaid interest thereon, without the payment of additional consideration by the Holder, into that number of shares of Common Stock, equal to a quotient (i) the numerator of which is equal to the Conversion Amount as of the Conversion Date, and (ii) the denominator of which is equal to the Common Stock Conversion Price as in effect as of the Conversion Date. Any such conversion pursuant to this CLAUSE (B) shall be deemed effective on the date that the Holder shall deliver written notice of such conversion to the Company pursuant to this CLAUSE (B) (the "EVENT OF DEFAULT CONVERSION DATE").

                           (c) SALE EVENT CONVERSION. At least 20 days prior to
                  the consummation of a Sale Event, the Company shall deliver written notice thereof to the Holder and the Company shall not effect such Sale Event prior to the proposed closing date specified in such notice. In connection with the consummation of such Sale Event, unless the Holder shall have delivered an Acceleration Notice to the Company pursuant to Section 9.2(b) of the Loan Agreement, the Holder shall have the right to elect (but shall have no obligation to elect), upon delivery of written notice of such election by the Holder to the Company not later than two days prior to the closing date of the applicable Sale Event, to convert all (but not less than all) of the outstanding principal balance of this Note and all accrued and unpaid interest thereon, without the payment of additional consideration by the Holder, into that number of shares of Common Stock, equal to a quotient (i) the numerator of which is equal to the Conversion Amount as of the Conversion Date, and (ii) the denominator of which is equal to the Common Stock Conversion Price as in effect as of the Conversion Date. Any such conversion pursuant to this CLAUSE
                  (C) shall be deemed effective immediately prior to the consummation of the applicable Sale Event (the "SALE EVENT CONVERSION DATE").

                  4.4 ADUSTMENT OF COMMON STOCK CONVERSION PRICE.

                           (a) STOCK SPLITS AND COMBINATIONS. If the Company
                  shall at any time or from time to time on or after the Closing Date effect a subdivision (by any stock split, stock dividend or otherwise) of the outstanding shares of Common Stock, the Common Stock Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time on or after the Closing Date combine the outstanding shares of the Common Stock, the Common Stock Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                           (b) COMMN STOCK DIVIDENDS. In the event the Company
                  at any time or from time to time on or after the Closing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Common Stock Conversion Price then in effect shall be decreased as of the


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                  time of such issuance or, in the event such a record date
                  shall have been fixed, as of the close of business on such record date, by multiplying the Common Stock Conversion Price then in effect by a fraction:

                                    (i) the numerator of which shall be the
                           total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                                    (ii) the denominator of which shall be the
                           total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                           (c) OTHER STOCK DIVIDENDS. In the event the Company
                  at any time or from time to time on or after the Closing Date shall make or issue, or fix a record date for the determination of holders of any Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of such Common Stock, then and in each such event provision shall be made so that the Holder shall receive upon any conversion of this Note into shares of such Common Stock, in addition to the number of shares of such Common Stock receivable thereupon, the amount of securities of the Company that they would have received had this Note been converted for such shares of Common Stock on the date of such event (regardless of whether or not this Note is then convertible into shares of Common Stock) and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this SECTION 4.4.

                           (d) REORGANIZATION, RECLASSIFICATION, ETC. If, at any
                  time or from time to time on or after the Closing Date, any Common Stock issuable upon conversion of this Note (regardless of whether or not this Note is then convertible into shares of Common Stock) shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the Holder shall, in addition to the other conversion rights set forth herein, have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of such Common Stock into which this Note might have been converted immediately prior to such reorganization, reclassification, or change (regardless of whether or not this Note is then convertible into shares of Common Stock), all subject to further adjustment as provided herein.

                           (e) MERGER OR CONSOLIDATION. In case of any
                  consolidation or merger of the Company with or into another


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                  corporation or the sale of all or substantially all of the assets of the Company to another corporation, at any time or from time to time on or after the Closing Date, this Note shall thereafter be convertible (or shall be converted into a security which shall be so convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock into which this Note is convertible (regardless of whether or not this Note is then convertible into shares of Common Stock) would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions in this SECTION
                  4.4 set forth with respect to the rights and interest thereafter of the Holder, to the extent that the provisions set forth in this SECTION 4.4 (including provisions with respect to changes in and other adjustments of the Common Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of this Note.

                           (f) NOTICE. In case at any time or from time to time
                  on or after the first date on which the Holder shall be entitled to convert this Note into Common Stock under SECTION 4.3, (i) the Company shall declare any dividend upon any Common Stock payable in cash or stock or make any other distribution to the holders of any Common Stock, (ii) the Company shall offer for subscription pro rata to the holders of any Common Stock any additional shares of stock of any class or other rights, (iii) there shall be any capital reorganization or reclassification of the capital stock of the Company, or (iv) or a Sale Event shall occur; then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, or by facsimile, addressed to the Holder, (A) at least 20 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, or Sale Event and (B) in the case of any such reorganization, reclassification or Sale Event, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing CLAUSE (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of such Common Stock shall be entitled thereto and such notice in accordance with the foregoing CLAUSE (B) shall also specify the date or projected date on which the holders of such Common Stock shall be entitled to exchange their shares of such Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                           (g) ADJUSTMENTS TO COMMON STOCK CONVERSION PRICE FOR
                  CERTAIN DILUTIVE ISSUANCES.

                           (i) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON
                  STOCK.


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                                    (1) Except for the issuance of Permitted
                           Securities, if the Company at any time or from time to time after the Closing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date. Notwithstanding the foregoing, except as otherwise provided in CLAUSE (2) below, in the event that an adjustment to the Common Stock Conversion Price is made upon the issuance of any such Options or Convertible Securities, then no further adjustment of the Common Stock Conversion Price shall be made upon the actual issuance of Common Stock upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities.

                                    (2) If the terms of any Option or
                           Convertible Security, the issuance of which resulted in an adjustment to the Common Stock Conversion Price pursuant to the terms of CLAUSE (II) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (A) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (B) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Common Stock Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Common Stock Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this CLAUSE (2) shall have the effect of increasing the Common Stock Conversion Price to an amount which exceeds the lower of (x) the Common Stock Conversion Price on the original adjustment date, or (y) the Common Stock Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                                    (3) If the terms of any Option or
                           Convertible Security, the issuance of which did not result in an adjustment to the Common Stock Conversion Price pursuant to the terms of CLAUSE (II) below (either because the consideration per share of

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                           the Additional Shares of Common Stock subject thereto
                           was equal to or greater than the Common Stock Conversion Price then in effect, or because such Option or Convertible Security was issued before the Closing Date), are revised after the Closing Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (A) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (B) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

                                    (4) Upon the expiration or termination of
                           any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Common Stock Conversion Price pursuant to the terms of CLAUSE (II) below, the Common Stock Conversion Price shall be readjusted to such Common Stock Conversion Price as would have obtained had such Option or Convertible Security never been issued.

                           (ii) ADJUSTMENT OF COMMON STOCK CONVERSION PRICE UPON
                  ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Company shall at any time after the Closing Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to CLAUSE (I) above), without consideration or for a consideration per share less than the applicable Common Stock Conversion Price in effect immediately prior to such issue, then the Common Stock Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

                          CP2 = CP1 * (A + B) / (A + C)


                  For purposes of the foregoing formula, the following definitions shall apply:

                           "CP2" shall mean the Common Stock Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

                           "CP1" shall mean the Common Stock Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;


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

                           "A" shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities outstanding immediately prior to such issue);

                           "B" shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received or receivable by the Company in respect of such issue by CP1); and

                           "C" shall mean the number of such Additional Shares of Common Stock issued in such transaction.

                           (iii) DETERMINATION OF CONSIDERATION. For purposes of
                  this SECTION 4.4(G), the consideration received or receivable by the Company for the issue or deemed issue any Additional Shares of Common Stock shall be computed as follows:

                                    (1) CASH AND PROPERTY: The consideration per
                           share received or receivable by the Company for the issue of Additional Shares of Common Stock shall:

                                             (A) insofar as it consists of cash,
                                    be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

                                             (B) insofar as it consists of
                                    securities and the value of such securities is not determinable by reference to a separate agreement, (A) if the securities are then traded on a securities exchange or the Nasdaq Stock Market, then the value shall be computed based on the average of the closing prices of the securities on such securities exchange or Nasdaq Stock Market over the thirty (30) day period ending on the date of receipt by the Company, (B) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing prices over the thirty (30) day ending on the date of receipt by the Company, and (C) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt by the Company, as determined in good faith by the Board of Directors of the Company;

                                             (C) insofar as it consists of
                                    property other than cash or securities, be computed at the fair market value thereof at


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

                                    the time of such issue, as determined in good faith by the Board of Directors of the Company; and

                                             (D) in the event Additional Shares
                                    of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in CLAUSES (A), (B) and (C) above, as determined in good faith by the Board of Directors of the Company.

                                    (2) OPTIONS AND CONVERTIBLE SECURITIES. The
                           consideration per share received or receivable by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to this SECTION 4.4(G), relating to Options and Convertible Securities, shall be determined by dividing:

                                             (A) the total amount, if any,
                                    received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                             (B) the maximum number of shares of
                                    Common Stock (as set forth in the
                                    instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                    (iv) MULTIPLE CLOSING DATES. In the event
                           the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Common Stock Conversion Price pursuant to the terms of this
                           SECTION 4.4(G) then, upon the final such issuance, the Common Stock Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

                           (h) ACKNOWLEDGEMENT AS TO ADJUSTMENTS. The Company
                  hereby acknowledges that an event requiring an adjustment to the Common Stock Conversion Price pursuant to this SECTION 4.4 may occur at any time following the Closing Date, regardless of whether or not this Note is then convertible into shares of Common Stock and prior to the Conversion Date. Accordingly, with respect to any conversion of this Note into Common Stock, the calculation of the applicable Common Stock Conversion Price in respect of such conversion shall be calculated after giving effect to any event requiring an adjustment to the Common Stock Conversion Price pursuant to this SECTION 4.4 that shall have occurred at any time from and after the Closing Date and prior to the Conversion Date.

                           (i) CALCULATIONS. No adjustment in the Common Stock
                  Conversion Price shall be required unless such adjustment would require upon increase or decrease of a least one-tenth of a cent ($0.001) in such Common Stock Conversion Price; PROVIDED, however, that any adjustments which by reason of this CLAUSE (I) are not required to be made shall be carried forward and taken into account in any subsequent cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                           (j) CERTIFICATE AS TO ADJUSTMENTS. Upon the
                  occurrence of each adjustment or readjustment of the Common Stock Conversion Price pursuant to this SECTION 4.4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Common Stock Conversion Price then in effect, and (iii) the number of shares of Common Stock into which this Note is convertible and the amount, if any, of other property which then would be received upon the conversion of this Note.

         4.5 GENERAL.

                  (a) Upon the occurrence of any conversion of this Note pursuant to this SECTION 4, the Holder shall deliver to the Company during regular business hours at the principal office of the Company, or at such other office or agency of the Company as may be designated by the Company, this Note, duly endorsed or assigned in blank or to the Company, upon which this Note shall be deemed cancelled. Additionally, together with the delivery of this Note, the Holder shall deliver to Company a written notice stating the name in which the Holder wishes the certificate or certificates for shares of capital stock to be issued upon such conversion to be so issued.

                  (b) All shares of Qualified Financing Conversion Stock or Common Stock, as applicable, issued upon the conversion of this Note in accordance with its terms shall be validly issued, fully paid and nonassessable.

                  (c) No fractional shares of Qualified Financing Conversion Stock or Common Stock, as applicable, shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Qualified Financing Conversion Price or the Common Stock Conversion Price, as applicable or shall round such fractional share up to the next whole number, as elected by the Company.

                  (d) The Company shall, as soon as practicable after the Conversion Date, issue and deliver at the office to the Holder, or to his or its nominees, a certificate or certificates for the number of shares of Qualified Financing Conversion Stock or Common Stock, as applicable, to which the Holder shall be entitled under this SECTION 4, together with cash in lieu of any fraction of a share. All such certificates shall bear the following restrictive legend:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED ("TRANSFERRED") IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. IN THE ABSENCE OF SUCH REGISTRATION, THIS SECURITY MAY NOT BE TRANSFERRED (OTHER THAN TO AN AFFILIATE OR MEMBER OF THE HOLDER HEREOF FOR NO CONSIDERATION) UNLESS THE COMPANY HAS RECEIVED A WRITTEN OPINION FROM COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSFER IS BEING MADE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS."

                  (e) For so long as this Note remains outstanding, the Company will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock, the number of whole shares of such Common Stock sufficient to permit the conversion in full of this Note under SECTION 4.3 based on the then current Common Stock Conversion Price.

                  (f) The Company will not, by amendment of its charter or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any shares of Qualified Financing Conversion Stock or Common Stock, as applicable, obtainable upon the conversion of this Note and (ii) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of

         Qualified Financing Conversion Stock or Common Stock, as applicable, upon the conversion of this Note.

                  (g) The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Qualified Financing Conversion Stock or Common Stock, as applicable, upon conversion of this Note pursuant to this SECTION 4.

                  (h) For the avoidance of doubt, the Holder's conversion rights described in SECTION 4.2 and 4.3 shall be deemed cumulative and not exclusive.

         5. NO VOLUNTARY PREPAYMENT. The Company may not optionally prepay all or any portion of the outstanding principal amount of this Note or any accrued and unpaid interest thereon.

         6. MANDATORY PREPAYMENT. The Company shall be required to prepay the entire outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, in accordance with Section 2.5 of the Loan Agreement.

         7. APPLICATION OF PAYMENTS. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

         8. SECURED NOTE. The full amount of this Note is secured by the Collateral identified and described as secIurity therefor in the Security Agreement. The Company shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Loan Documents.

         9. WAIVER. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of enforcement and collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

         10. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

         11. SUCCESSORS AND ASSIGNS. The provisions of this Note shall inure to the benefit of and be binding on any successor to the Company and shall extend to any holder hereof.

         12. OBLIGATIONS ABSOLUTE. The Company acknowledges that this Note and the Company's obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreement or circumstances of any nature whatsoever that might otherwise constitute a defense to this Note or the obligation of the Company under this Note. The Company absolutely, unconditionally and irrevocably waives any and all right to assert any defense, setoff, counterclaim or crossclaim of any nature whatsoever with respect to this

Note or the obligations of the Company under this Note in any action or proceeding brought by the Holder to collect the indebtedness evidenced hereby, or any portion thereof.

         13. AMENDMENT. No provision of this Note may be changed, modified, waived or released, unless it is in writing and signed by the Company and the Holder. No waiver of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

         14. NOTICES. All notices or other communications to be given hereunder shall be in writing and sent in accordance with the Loan Agreement.

         15. REMEDIES. The Holder shall have the rights and remedies in respect of this Note as set forth in Section 9 of the Loan Agreement.

                               [SIGNATURES FOLLOW]

         IN WITNESS WHEREOF, Company has executed this Convertible Promissory Note on the date first above written.

WITNESS:                                             IVIVI TECHNOLOGIES, INC.

/s/ J. E. Rolston
----------------------------------                   /s/ Alan V. Gallantar
Joseph E. Rolston, Controller                        ---------------------------
Ivivi Technologies, Inc.                             Name: Alan V. Gallantar
                                                     Title:CFO